Exhibit 99.3

News Release

Trustmark Announces Agreement to Sell Fisher Brown Bottrell Insurance, Inc.

to Marsh & McLennan Agency LLC

JACKSON, Miss. – April 23, 2024 – Trustmark National Bank today announced that it has entered into a definitive agreement to sell its wholly owned subsidiary, Fisher Brown Bottrell Insurance, Inc., (“FBBINSURANCE”) to Marsh & McLennan Agency LLC for $345 million in cash. Trustmark National Bank is a wholly owned subsidiary of Trustmark Corporation (NASDAQGS: TRMK).

Transaction Highlights

•
The sale of FBBINSURANCE, among the five largest bank-affiliated insurance brokerages in the nation and one of the largest agencies in the Southeast, is expected to allow Trustmark to capitalize on the strong valuation premiums in the insurance brokerage sector. The $345 million transaction value represents approximately 5.9 times FBBINSURANCE’s 2023 revenue and 28.0 times net income.
•
Estimated after-tax proceeds of $228 million are expected to be used to reposition Trustmark’s balance sheet to increase earnings, elevate profitability, and enhance capital.

Duane A. Dewey, President and CEO of Trustmark, stated, “Trustmark entered the insurance brokerage business 25 years ago. Since then, the agency has grown from a single office in Jackson to ten offices across Mississippi, Alabama, and Florida to become one of the largest bank-affiliated insurance brokerages in the country, and one of the largest in the Southeast. The FBBINSURANCE team has done a tremendous job of building a premier agency through their dedication to providing risk management solutions and unparalleled service to their clients. With the quality of our team and the strength Marsh McLennan Agency brings to bear, we look forward to working with them in a new capacity.”

Scott Woods, President of FBBINSURANCE, commented, “Trustmark has been an outstanding partner, supporting our growth and development. This next chapter in the life of the agency will serve as a catalyst for greater benefits for our clients and new opportunities for our associates as we gain enhanced access to MMA’s global resources. They are a world-class agency that is committed to their culture, customers, communities, and associates, and we look forward to joining their team.”

Peter Krause, President and CEO of Marsh McLennan Agency’s Southeast region, commented, “FBBINSURANCE’s strong regional presence, client-focused approach, and terrific leadership were very attractive as we looked for a high-quality agency to expand our presence in the Southeast. I look forward to working with Scott and the entire FBBINSURANCE team in delivering best-in-class solutions that address the growing risk management and benefit needs of businesses and individuals in the region.”

FBBINSURANCE anticipates that the transaction, which is subject to standard closing conditions and regulatory approval, will close by the end of the second quarter of 2024. In connection with the sale, current leadership and employees of FBBINSURANCE are expected to join Marsh McLennan Agency.

Morgan Stanley & Co. LLC and KPMG served as financial advisors and Covington & Burling LLP and Brunini, Grantham, Grower & Hewes PLLC served as legal counsel to Trustmark.

About Trustmark

Trustmark is a financial services company providing banking and financial solutions through offices in Alabama, Florida, Georgia, Mississippi, Tennessee and Texas.

About FBBINSURANCE

FBBINSURANCE is among the five largest bank-affiliated insurance agencies in the U.S. and one of the largest agencies in the southeast, focusing on commercial, personal, and employee benefits insurance and surety. Headquartered in Jackson, Mississippi, FBBINSURANCE has 10 offices across Mississippi, Florida and Alabama and is licensed and doing business in all 50 states.

Forward-Looking Statements

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “seek,” “continue,” “could,” “would,” “future” or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements include, but are not limited to, statements relating to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things, and encompass any estimate, prediction, expectation, projection, opinion, anticipation, outlook or statement of belief included therein as well as the management assumptions underlying these forward-looking statements. You should be aware that the occurrence of the events described under the caption “Risk Factors” in Trustmark’s filings with the Securities and Exchange Commission (SEC) could have an adverse effect on our business, results of operations and financial condition. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Risks that could cause actual results to differ materially from current expectations of Management include, but are not limited to, actions by the Board of Governors of the Federal Reserve System (FRB) that impact the level of market interest rates, local, state, national and international economic and market conditions, conditions in the housing and real estate markets in the regions in which Trustmark operates and the extent and duration of the current volatility in the credit and financial markets, changes in the level of nonperforming assets and charge-offs, an increase in unemployment levels and slowdowns in economic growth, changes in our ability to measure the fair value of assets in our portfolio, material changes in the level and/or volatility of market interest rates, the impacts related to or resulting from bank failures and other economic and industry volatility, including potential increased regulatory requirements, the demand for the products and services we offer, potential unexpected adverse outcomes in pending litigation matters, our ability to attract and retain noninterest-bearing deposits and other low-cost funds, competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, economic conditions, changes in accounting standards and practices, including changes in the interpretation of existing standards, that affect our consolidated financial statements, changes in consumer spending, borrowings and savings habits, technological changes, changes in the financial performance or condition of our borrowers, greater than expected costs or difficulties related to the integration of acquisitions or new products and lines of business, cyber-attacks and other breaches which could affect our information system security, natural disasters, environmental disasters, pandemics or other health crises, acts of war or terrorism, and other risks described in our filings with the SEC.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Except as required by law, we undertake no obligation to update or revise any of this information, whether as the result of new information, future events or developments or otherwise.

Trustmark Investor Contacts:	Trustmark Media Contact:
Thomas C. Owens	Melanie A. Morgan
Treasurer and	Senior Vice President
Principal Financial Officer	601-208-2979
601-208-7853

F. Joseph Rein, Jr.

Senior Vice President

601-208-6898